Exhibit 99.1
THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED AUGUST 13, 2020 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROMD.F. KING, THE INFORMATION AGENT, BY CALLING (212) 269-5550 (BANKERS AND BROKERS) OR (800) 290-6432 (ALL OTHERS) OR BY EMAIL AT AP@DFKING.COM.
FORM OF INSTRUCTIONS AS TO USE OF AMPCO-PITTSBURGH CORPORATION
NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES
PLEASE CONSULT THE SUBSCRIPTION AND INFORMATION AGENT,
YOUR BANK OR BROKER FOR ANY QUESTIONS
The following instructions relate to a rights offering by AMPCO-PITTSBURGH CORPORATION, a Pennsylvania corporation (“we,” “us,” “our,” or the “Company”), to the shareholders (the “holder”, or “you”) of its common stock, par value $1.00 per share (the “Common Stock”), as described in the prospectus dated August 13, 2020 (the “Prospectus”). Holders of our Common Stock as of 5:00 p.m., Eastern Time, on August 17, 2020 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (each, a “Basic Subscription Right”) entitling holders of Common Stock to purchase a number of units (the “Units” and each, a “Unit”), equal to the number of shares of Common Stock held by that holder as of the record date; and the over-subscription privilege, which will be exercisable only if holder exercises his Basic Subscription Right in full and will entitle holder to purchase additional units for which other rights holders do not subscribe, subject to certain pro rata allocations and ownership limitations. Each Unit will consist of 0.4464 shares of Common Stock and a Series A warrant exercisable for 0.4464 shares of common stock at an exercise price of $2.5668 (the “Warrants” and each, a “Warrant”) (or $5.75 per whole share of Common Stock under the Warrants), at a subscription price full Unit equal to $1.5624 (or $3.50 per whole share of Common Stock and Warrants to purchase a whole share of Common Stock).
The Subscription Rights will be evidenced by non-transferable subscription rights certificates (the “Non-Transferable Subscription Rights Certificate”). The number of Basic Subscription Rights to which you are entitled is printed on the face of your Non-Transferable Subscription Rights Certificate.
Over-Subscription Privilege
If a holder purchases all of the Units available to it pursuant to its Basic Subscription Rights, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege” collectively with the Basic Subscription Rights, the “Subscription Rights”) to purchase additional Units to the extent other rights holders do not exercise their basic rights in full (the “Unsubscribed Units”). Over Subscription Privilege will be allocated pro rata among rights holders who over-subscribe, based on the number of over-subscription Units for which the rights holders have subscribed. If you exercise fewer than all of your Basic Subscription Rights, however, you will not be entitled to purchase any additional Units pursuant to the Over-Subscription Privilege.
If you wish to exercise your Over Subscription Privilege, you should deliver a completed Non-Transferable Subscription Rights Certificate indicating the number of additional Units that you would like to purchase as well as the number of shares of Common Stock that you beneficially own without giving effect to any Units to be purchased in this rights offering and the required payment to the Subscription Agent by the expiration date or, if your shares of Common Stock are held in an account with a broker-dealer, trust company, bank or other nominee that qualifies as an Eligible Guarantor Institution deliver a notice of guaranteed delivery to the subscription agent by the expiration date. When you send in your Non-Transferable Subscription Rights Certificate, you must also send the full subscription price in cash, as provided herein, for the number of additional Units that you have requested to purchase (in addition to the payment in cash, as provided herein, due for Units purchased through your Basic Subscription Rights).
If the number of Units remaining after the exercise of all Subscription Rights is not sufficient to satisfy all requests for Units pursuant to Over-Subscription Privilege, we will allocate the Unsubscribed Units pro rata among rights holders who oversubscribe based on the number of over-subscription Units for which the rights holders have subscribed. The Subscription Agent will return any excess payments in the form in which made. To the extent your aggregate subscription payment for the actual number of unsubscribed units available to you pursuant to the over-subscription privilege is less than the amount actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed units available to you, and any excess subscription payment will be promptly returned to you, without interest or deduction, after the expiration of this offering.
As soon as practicable after the Expiration Time (defined blow), the Subscription Agent will determine Units that you may purchase pursuant to the Over-Subscription Right. If you request and pay for more Units than are allocated to you, we will refund the overpayment in the form in which made. In connection with the exercise of the Over-Subscription Right, banks, brokers and other nominee holders of Basic Subscription Rights who act on behalf of beneficial owners will be required to certify to us and to the Subscription Agent as to the aggregate number of Basic Subscription Rights exercised, and the number of Units requested through the Over-Subscription Right, by each beneficial owner on whose behalf the nominee holder is acting.
Subscription Rights may only be exercised in aggregate for whole numbers of Units. Only whole numbers of shares of common stock and Warrants exercisable for whole numbers of shares will be issuable to you in this offering; any right to a fractional share to which you would otherwise be entitled will be terminated, without consideration to you. You are not required to exercise any or all of your Basic Subscription Rights. If you do not exercise your Subscription Rights, you will lose any value represented by your Subscription Rights, and if you do not exercise your Subscription Rights in full, your percentage ownership interest and related rights in the Company will be diluted. Your percentage ownership of our voting stock may also decrease if you do not exercise your Subscription Rights in full. Please see the discussion of dilution relating to the subscription rights in the Question and Answer section of the Prospectus entitled “Am I required to exercise the subscription rights I receive in this offering?”
Expiration Time
THE BASIC SUBSCRIPTION RIGHTS WILL EXPIRE AND WILL HAVE NO VALUE AT 5:00 P.M., EASTERN TIME, SEPTEMBER 16, 2020, SUBJECT TO EXTENSION OR EARLIER TERMINATION (THE “EXPIRATION DATE”). YOUR NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION RIGHT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE YOU HAVE EXERCISED YOUR SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED OR CHANGED, EVEN IF YOU LATER LEARN INFORMATION THAT YOU CONSIDER TO BE UNFAVORABLE TO THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE WITHOUT VALUE.
If you do not exercise your Subscription Rights prior to that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to sell Units to you if the Subscription Agent receives your Non-Transferable Subscription Rights Certificate(s) or your subscription payment after 5:00 P.M., Eastern Time on the Expiration Date (the “Expiration Time”), regardless of when the Non-Transferable Subscription Rights Certificate(s) and subscription payment were sent. If you send your Non-Transferable Subscription Rights Certificate(s) and payment of the subscription price by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment prior to the expiration of the subscription period or the date guaranteed payments are due under a notice of guaranteed delivery (as applicable). See “The Rights Offering—Expiration of the Offer” in the Prospectus.
The Common Stock and warrants issued upon exercise of the Subscription Rights to purchase Units will be delivered as soon as practicable after the Expiration Time, and after all pro rata allocations and adjustments have been completed.
1.
If you have any questions concerning the rights offering, please contact the Information Agent, D.F. King by telephone at (212) 269-5550 (bankers and brokers) or (800) 290-6432 (all others) or by email at AP@dfKing.com.Method of Subscription—Exercise of Subscription Rights.

To exercise your Subscription Rights, please: (1) complete Section 1 on your Non-Transferable Subscription Rights Certificate, attached to these instructions; (2) sign Section 1 of your Non-Transferable Subscription Rights Certificate; and (3) mail the properly completed and executed Non-Transferable Subscription Rights Certificate evidencing such Basic Subscription Rights and, if applicable, Over-Subscription Privilege subscribed, together with payment in full of the subscription price for each Unit subscribed for pursuant to the Basic Subscription Rights and, if applicable, Over-Subscription Privilege, to the Subscription Agent, on or prior to the Expiration Time.
Additionally, if the Common Stock and Series A warrants issued pursuant to the Units to be sold pursuant to the Subscription Rights are to be issued in a name other than that of the registered holder, or sent to an address other than that shown on the front of the Non-Transferable Subscription Rights Certificate, please complete Section 2 of the Non-Transferable Subscription Rights Certificate and obtain a signature guarantee as described below prior to mailing the Non-Transferable Subscription Rights Certificate to the Subscription Agent, prior to the Expiration Time. Payment of the subscription price will be held in escrow by an escrow agent retained by the Subscription Agent, on our behalf, in a segregated account.
(a) Method of Execution
(i) Execution by Registered Holder. Your signature on the Non-Transferable Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Non-Transferable Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Non-Transferable Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.
(ii) Execution by Person Other than Registered Holder. If the Non-Transferable Subscription Rights Certificate is executed by a person other than the holder named on the face of the Non-Transferable Subscription Rights Certificate, proper evidence of authority of the person executing the Non-Transferable Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.
(iii) Signature Guarantees. If you completed any part of Section 2 of the Non-Transferable Subscription Rights Certificate to provide that the Common Stock and warrants issued pursuant to the Units sold pursuant to your exercise of Subscription Rights to be (x) issued in a name other than that of the registered holder, or (y) sent to an address other than that shown on the front of the Non-Transferable Subscription Rights Certificate, your signature in Section 1 must be guaranteed in Section 2 by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, (as amended, the “Exchange Act”) such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP, subject to standards and procedures adopted by the Subscription Agent.
(b)	Method of Payment and Delivery
You may choose between the following methods of payment:
(1)
You may send to the Subscription Agent (a) payment of the subscription price for units acquired in the basic right and any additional units subscribed for pursuant to the over-subscription privilege and (b) a properly completed and duly executed Non-Transferable Subscription Rights Certificate, which must be received by the Subscription Agent at the subscription agent’s offices set forth above, at or prior to 5:00 p.m. (Eastern time) on the Expiration Date. A properly completed and duly executed Non-Transferable Subscription Rights Certificate and full payment for the Units must be received by the Subscription Agent at or prior to 5:00 p.m. (Eastern time) on September 16, 2020, unless the offering is extended by us.

(2)
A participating rights holder may request an Eligible Guarantor Institution as that term is defined in Rule 17Ad-15 under the Exchange Act to send a notice of guaranteed delivery or otherwise guaranteeing delivery of (a) payment of the full subscription price for the Units subscribed for in the basic right and any additional Units subscribed for pursuant to the Over-Subscription Privilege, and (b) a properly completed and duly executed Non-Transferable Subscription Rights Certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and duly executed Non-Transferable Subscription Rights Certificate and full payment for the Units is received by the Subscription Agent at or prior to 5:00 p.m. (Eastern time) on September 16, 2020, unless the offering is extended by us.

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the United States and payable to the order of “Broadridge Corporate Issuer Solutions, Inc., as Subscription Agent for Ampco-Pittsburgh Corporation.” Payment also may be made by wire transfer to the account maintained by Broadridge Corporate Issuer Solutions, Inc., as subscription agent, for purposes of accepting subscriptions in this offering at Wells Fargo, ABA # 121000248, Account # 4124218686, with reference to the rights holder’s name. The subscription agent will deposit all funds received by it prior to the final payment date in escrow in a segregated account maintained by an escrow agent retained by the Subscription Agent on our behalf, pending pro-ration and distribution of the Units.
Beneficiary Account Name: Broadridge Corporate Issuer Solutions
Account Number:	4124218686

ABA/Routing number:	121000248
Bank:	Wells Fargo
420 Montgomery Street
San Francisco, CA 94104
United States
For Further Credit:	Ampco — Pittsburgh Corporation
Account Number:	4945693034
Non-Transferable Subscription Rights Certificate and payments of subscription price must be delivered to the Subscription Agent by one of the methods described below:
If delivering by hand or overnight courier: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	If delivering by first class mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718
Delivery to an address or by a method other than those above will not constitute valid delivery.
2.	Issuance of Common Stock and Warrants.
The following deliveries and payments will be made and/or issued to the address shown on the face of your Non-Transferable Subscription Rights Certificate, unless you provide instructions to the contrary in your Non-Transferable Subscription Rights Certificate.
(a)
Basic Subscription Rights. As soon as practicable following the Expiration Time and the valid exercise of the Basic Subscription Rights, we will issue to each holder exercising Basic Subscription Rights shares in book-entry, or uncertificated, form representing shares of Common Stock and Series A warrants included in the Units purchased pursuant to the Basic Subscription Rights.

(b)
Over-Subscription Privilege. As soon as practicable following the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, we will issue to each holder of Subscription Rights that validly exercises the Over-Subscription Privilege shares in book-entry, or uncertificated, form representing the number of shares of Common Stock and Series A warrants included in the Units, if any, allocated to such holder of Subscription Rights pursuant to the Over-Subscription Privilege.

(c)
Excess Cash Payments. As soon as practicable following the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, any excess subscription payments received in payment of the subscription price will be mailed by the Subscription Agent to each holder of Subscription Rights, without interest.

3.	No Sale or Transfer of Subscription Rights.
The Basic Subscription Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Basic Subscription Rights to anyone.

4.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.
Banks, trust companies, securities dealers and brokers (each, a “Nominee”) that hold shares of our Common Stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise such beneficial owner’s Subscription Right through DTC on the same basis as if the beneficial owners were shareholders on the Record Date. Such Nominee may exercise the Basic Subscription Rights on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of Basic Subscription Rights exercised by the beneficial owner on whose behalf such Nominee is acting, and (2) instruct DTC to charge the Nominee’s applicable DTC account for the subscription payment for the new Units to facilitate the delivery of the full subscription payment to the Subscription Agent. DTC must receive the subscription instructions and payment for the new Units no later than the Expiration Time.
5.	Form W-9.
Each Basic Subscription Rights holder who elects to exercise Basic Subscription Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (TIN) on IRS Form W-9. See “Material U.S. Federal Income Tax Consequences — Information Reporting and Backup Withholding” in the Prospectus. Failure to provide the information on the form may subject such holder to a $50 penalty for each such failure and to 24% federal income tax withholding with respect to dividends (including deemed dividends) that may be paid by the Company on shares of its Common Stock. Foreign Persons are generally required to provide an appropriate IRS Form W-8 rather than IRS Form W-9 and may be subject to withholding on dividends (including deemed dividends) at a rate of up to 30%.

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